Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to Entropic Communications, Inc.’s 2007 Equity Incentive Plan, 2007 Employee Stock Purchase Plan, 2007 Non-Employee Directors’ Stock Option Plan and the 2012 Inducement Award Plan of our reports dated February 21, 2014, with respect to the consolidated financial statements and schedule of Entropic Communications, Inc., and the effectiveness of internal control over financial reporting of Entropic Communications, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
San Diego, California
February 21, 2014